Corcept Therapeutics Announces First Quarter 2014 Financial Results

Interim Analysis of Data From Phase 3 Trial of Mifepristone for the Treatment of Psychotic Depression Fails to Demonstrate Efficacy With Statistical Significance

MENLO PARK, CA -- (Marketwired - May 07, 2014) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, psychiatric and oncologic disorders, today reported its financial results for the quarter ended March 31, 2014. The company also reported that it is discontinuing its Phase 3 psychotic depression study (Study 14) based on the recommendation of the study's data monitoring committee that the study was unlikely to meet its primary endpoint with statistical significance.

First Quarter Financial Results and Upward Revision to Revenue Guidance

Corcept continues to commercialize Korlym® for the treatment of Cushing's syndrome, a devastating disease that afflicts more than 20,000 patients in the United States. "Our Cushing's syndrome business continues to progress," said Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer. "Physicians have been prescribing Korlym in increasing numbers, reflecting the fact that this medicine helps patients in important ways. We are increasing our 2014 revenue guidance from a range of $24-28 million to $25-29 million."

For the first quarter of 2014, Corcept recognized $4.4 million in net product revenue compared to $1.7 million for the same period in 2013. Corcept reported a net loss of $13.9 million, or $0.14 per share, for the first quarter of 2014, compared to a net loss of $12.1 million, or $0.12 per share, for the same period in 2013. The first quarter of 2014 net loss included $3.3 million in performance bonuses paid to employees for accomplishments during 2013. No bonuses were paid in 2013.

The net loss for the first quarter of 2014 and the corresponding period in 2013 each included significant non-cash expenses of $2.4 million. After adjusting for these non-cash expenses, the company's net loss on a non-GAAP basis was $11.5 million, or $0.11 per share, for the first quarter of 2014, compared to $9.7 million, or $0.10 per share, for the same period in 2013. A reconciliation from GAAP net loss to non-GAAP net loss is contained in a table attached to this press release.

Selling, general and administrative expenses in the first quarter of 2014 were $9.8 million, compared to $8.4 million in the first quarter of 2013. Research and development expenses in the first quarter of 2014 were $7.3 million, compared to $4.3 million for the comparable period in 2013, primarily due to the increased enrollment in Study 14 and additional spending to develop Corcept's next-generation selective GR-II antagonists.

Corcept's cash balance as of March 31, 2014 was $43.6 million, compared to $54.9 million as of December 31, 2013.

Phase 3 Trial of Mifepristone for the Treatment of Psychotic Depression (Study 14)

An interim analysis of data from the first 226 patients to enroll in Study 14 showed that the study had failed to reach its primary endpoint -- a rapid and sustained reduction in the patients' psychotic symptoms -- with statistical significance. The independent data monitoring committee advised Corcept that continuing the study to its full enrollment of 450 patients would be unlikely to generate a statistically significant result. Corcept has decided to discontinue Study 14 and redeploy resources to more promising programs, particularly in oncology.

Clinical Pipeline Progress

"Although the interim results of our psychotic depression study are disappointing, our own research and the research of academic investigators has shown that glucocorticoid receptor antagonism has therapeutic potential in many serious diseases," said Dr. Belanoff. "Our study of mifepristone in the treatment of triple-negative breast cancer should yield initial efficacy results in the first half of 2015; and we will move two of our next-generation compounds into the clinic this year. In addition, many other clinical studies are underway at leading academic institutions to test the effectiveness of mifepristone and our newer compounds in various indications. We expect that 2014 will be a busy and productive year."

Conference Call

Corcept will hold a conference call on May 7, 2014, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate, dial 1-888-771-4371 in the United States or 1-847-585-4405 internationally approximately ten minutes before the start of the call. The pass code is 37151424.

A replay of the call will be available through May 21, 2014 at 1-888-843-7419 from the United States and 1-630-652-3042 internationally. The pass code is 37151424.

About Korlym®

Korlym competitively blocks the glucocorticoid receptor type II (GR) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing's syndrome patients. In April 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Triple-Negative Breast Cancer

Triple-negative breast cancer is a form of the disease in which the three receptors that fuel most breast cancer growth -- estrogen, progesterone and the HER-2/neu gene -- are not present. Because the tumor cells lack the necessary receptors, common treatments, such as hormone therapy and drugs that target estrogen, progesterone and HER-2, are ineffective. In 2013, approximately 40,000 women were diagnosed with triple-negative breast cancer. There is no FDA-approved treatment and neither a targeted treatment nor a preferred standard chemotherapy regimen for relapsed triple-negative breast cancer patients exists.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, psychiatric and oncologic disorders. Korlym, a first generation competitive GR antagonist, is the company's first FDA-approved medication. The company has a Phase 1 trial of mifepristone for the treatment of triple-negative breast cancer and a portfolio of selective GR antagonists that competitively block the effects of cortisol but not progesterone. It owns extensive intellectual property covering the use of GR antagonists, including mifepristone, in the treatment of a wide variety of metabolic, psychiatric and oncologic disorders. It also holds composition of matter patents for its selective GR antagonists.

Non-GAAP Measures of Net Loss

To supplement Corcept's financial results presented on a GAAP basis, we use non-GAAP measures of net loss that exclude significant non-cash expenses related to stock-based compensation expense and the accretion of interest expense under our capped royalty financing transaction. We believe that this non-GAAP measure of net loss helps investors better evaluate the company's past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company's financial statements prepared in accordance with GAAP. The non-GAAP measure of net loss we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements made in this news release, other than statements of historical fact, are forward-looking statements. These forward-looking statements, including statements regarding the magnitude or timing of Corcept's revenues and expenses, are subject to known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including the pace of Korlym's acceptance by physicians and patients, the reimbursement decisions of government or private insurers, the pace of enrollment in or the outcome of the company's study of mifepristone in the treatment of triple-negative breast cancer, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's product development efforts. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                     March 31,  December 31,
                                                       2014         2013
                                                   ------------ ------------
                                                    (Unaudited)    (Note)

ASSETS:
  Cash and cash equivalents                        $     43,618 $     54,877
  Trade receivables, net                                  1,922        1,428
  Inventory                                               5,457        5,546
  Other assets                                            1,834        1,226
                                                   ------------ ------------
    Total assets                                   $     52,831 $     63,077
                                                   ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable                                 $      3,666 $      2,381
  Deferred revenue                                           29           25
  Long-term obligation                                   35,114       35,065
  Other liabilities                                       4,651        4,589
  Stockholders' equity                                    9,371       21,017
                                                   ------------ ------------
    Total liabilities and stockholders' equity     $     52,831 $     63,077
                                                   ============ ============

        Note: Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                       --------------------

                                                          2014       2013
                                                       ---------  ---------

Revenues:
  Product sales, net                                   $   4,405  $   1,717

Operating expenses:
  Cost of sales                                              174         20
  Research and development                                 7,285      4,257
  Selling, general and administrative                      9,805      8,383
                                                       ---------  ---------
    Total operating expenses                              17,264     12,660
                                                       ---------  ---------
Loss from operations                                     (12,859)   (10,943)

Interest and other expense                                (1,071)    (1,141)
                                                       ---------  ---------
    Net loss                                           $ (13,930) $ (12,084)
                                                       =========  =========

Basic and diluted net loss per share                   $   (0.14) $   (0.12)
                                                       =========  =========

Shares used in computing basic and diluted net loss
 per share                                               100,521     99,814
                                                       =========  =========

                     CORCEPT THERAPEUTICS INCORPORATED
                RECONCILIATION OF GAAP TO NON-GAAP NET LOSS
                  (in thousands, except per share amounts)

                                (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                       --------------------

                                                          2014       2013
                                                       ---------  ---------

GAAP net loss                                          $ (13,930) $ (12,084)

Significant non-cash expenses:
  Stock-based compensation
    Research and development                                 162        148
    Selling, general and administrative                    1,216      1,162
                                                       ---------  ---------
      Total stock-based compensation                       1,378      1,310
                                                       ---------  ---------
  Accretion of interest expense related to long-term
   obligation                                              1,044      1,115
                                                       ---------  ---------
Non-GAAP net loss, as adjusted for significant non-
 cash expenses                                         $ (11,508) $  (9,659)
                                                       =========  =========

GAAP basic and diluted net loss per share              $   (0.14) $   (0.12)
                                                       =========  =========

Non-GAAP basic and diluted net loss per share, as
 adjusted for significant non-cash expenses            $   (0.11) $   (0.10)
                                                       =========  =========

Shares used in computing basic and diluted net loss
 per share                                               100,521     99,814
                                                       =========  =========

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com